EXHIBIT 99.2

Identification of Members of the Group

The following persons are filing this statement on Schedule 13D as a group:

•	O. Gene Bicknell

•	Mariner Wealth Advisors, LLC

•	Martin C. Bicknell

•	Cherona Bicknell

•	Bruce Kusmin

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